Exhibit 99.1

                Arrow Electronics Reports Record Annual Revenue

              -- Fourth Quarter Sales Advance 18% Year-over-Year --
     -- Cash Flow from Operations of $288 Million in the Current Quarter --

    MELVILLE, N.Y.--(BUSINESS WIRE)--Feb. 22, 2007--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth quarter 2006 net income of $128.1 million ($1.05 and $1.04 per share on a basic and diluted basis, respectively) on sales of $3.49 billion, compared with net income of $74.4 million ($.62 and $.60 per share on a basic and diluted basis, respectively) on sales of $2.96 billion in the fourth quarter of 2005. Consolidated sales grew 18% over the fourth quarter of 2005, or 8% on a pro forma basis including the impact of acquisitions.

    Results for the fourth quarter of 2006 include a number of items that were not included in the company's guidance and impact their comparability:

    -- The company settled certain tax matters covering multiple years during the fourth quarter of 2006. As such, the company recorded a reduction in the provision for income taxes of $46.2 million and related interest expense of $6.9 million ($4.2 million net of related taxes) in the fourth quarter. The impact on net income was an increase of $50.4 million, of which $1.9 million related to the fourth quarter of 2006.

    -- During the fourth quarter of 2006, the company made the decision to expand and accelerate a strategic initiative that includes the introduction of a worldwide ERP system. The impact on net income was a decrease of $3.6 million. The company expects that future costs of this initiative will be offset by further cost efficiencies within its business and, as such, does not expect this initiative to be dilutive to future earnings.

    -- During the fourth quarter of 2006, the company completed the valuation of identifiable intangibles associated with acquisitions completed in the fourth quarter of 2005. Accordingly, the company recorded the related amortization expense for the full year in the fourth quarter of 2006. The impact on net income was a decrease of $1.6 million, of which $.4 million related to the fourth quarter of 2006.

    -- The company recorded restructuring charges and costs associated with pre-acquisition warranty and environmental claims. The impact of these various items was a decrease of $7.8 million in net income.

    Excluding the aforementioned items net income for the quarter ended December 31, 2006 would have been $92.2 million ($.75 per share on both a basic and diluted basis). Included in the fourth quarter of 2005 were restructuring charges and a loss on the prepayment of debt. The impact on net income was a decrease of $3.0 million. Excluding these items, net income for the quarter ended December 31, 2005 would have been $77.4 million ($.65 and $.63 per share on a basic and diluted basis).

    "We ended an exceptional year with another very strong quarter, again posting impressive financial results and industry-leading levels of profitability. Sales and operating income grew to their highest fourth quarter levels since 2000. Outstanding working capital management drove operating cash flow of $288 million with return on invested capital greater than our cost of capital for the 12th consecutive quarter," said William E. Mitchell, chairman, president and chief executive officer, Arrow Electronics, Inc.

    "We saw sales at record levels in 2006 with market share gains in all of our businesses. Our continued pursuit of operational excellence enabled us to grow earnings at a faster pace than sales for the fourth consecutive year. We achieved our highest return on working capital since 2000 and generated a return on invested capital in excess of our cost of capital for the third consecutive year. In the past four years annual net income, excluding items impacting comparability, has advanced from $15 million to $362 million, earnings per share have grown at a compound annual growth rate of 110%, our return on invested capital has more than tripled and cash flow from operations has totaled over $1 billion, all while investing in growing our business. We continue to create value for our shareholders, employees, customers and suppliers," he added.

    Worldwide components sales increased 15%, or 10% on a pro forma basis including the impact of acquisitions, over the fourth quarter of 2005. "We gained market share in global components on a year-over-year basis. Sales in Europe and Asia Pacific reached record fourth quarter levels, while strong working capital management and progress on efficiency initiatives resulted in Europe's highest fourth quarter return on working capital in five years and a record low level of working capital to sales for a fourth quarter in Asia Pacific. In North America, our core business serving small and medium sized customers performed well and we reached our second highest level of profits since 2000, all in the face of the well-publicized broad market weakness in the large customer base," stated Mr. Mitchell.

    Worldwide computer products sales increased 27%, while sales for our enterprise computing solutions business increased 5% on a pro forma basis including the impact of acquisitions, over the fourth quarter of 2005. "Strong performance in all product segments led us to our 12th consecutive quarter of year-over-year growth, and continued industry leading levels of profitability and returns. As we enter 2007, execution of our strategic initiatives in this very important business segment have resulted in a much stronger organization. Organically and through acquisitions, we have significantly expanded our geographic reach with a leadership position now in 17 countries. We have strengthened our relationships with industry leading suppliers, gained market share in the fastest growing segments of the markets, and expanded our product offerings into the rapidly growing and increasingly important security and networking software arena, all creating value for our employees and our business partners," said
Mr. Mitchell.

    The company has made the decision to expand and accelerate an important strategic initiative to be more efficient and effective. In connection with this initiative, the company will introduce a worldwide ERP system in order to provide its employees with a single common infrastructure to best serve its customers and suppliers. "We are laying the foundation for increasing globalization in our business thereby creating greater value for our business partners, as well as our shareholders. This strategic initiative is expected to facilitate the most efficient processes around the world and empower our employees with the right tools to be more productive while providing superior levels of service. This initiative will have a significant positive impact on our long-term performance, resulting in improved cash flow and a more efficient, effective and profitable organization," said Mr. Mitchell. Implementation will occur in phases and is expected to be completed in four years. In 2007, the cash flow impact of this initiative is expected to be $70 to $80 million. The company will finance this initiative with cash flow from operations and does not expect these activities to be dilutive to earnings going forward.

    Also included in the results for the fourth quarter of 2006 is $3.4 million ($2.4 million net of related taxes or $.02 per share on both a basic and diluted basis) related to the expensing of stock options in accordance with the provisions of Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share Based Payment" ("FASB Statement No. 123R"). No such charge was recorded in 2005.

    "Based upon the information known to us today, we believe that sales in the first quarter will be between $3.525 and $3.725 billion," said Paul J. Reilly, senior vice president and chief financial officer. "In our worldwide components business we expect continued strength in our small and medium sized customer base while our large customers continue to work down their inventory positions, resulting in worldwide components sales between $2.775 and $2.875 billion. We anticipate traditional seasonality in our computer products business to be offset, in part, by the impact of the Alternative Technology, Inc. and InTechnology plc acquisitions, resulting in worldwide computer products sales between $750 and $850 million. Earnings per share, on a diluted basis, are expected to be in the range of $.72 to $.76. This represents an increase of 6% to 12% year-over-year," added Mr. Reilly.

    FULL YEAR RESULTS

    Arrow's net income for 2006 was $388.3 million ($3.19 and $3.16 per share on a basic and diluted basis, respectively) on sales of $13.58 billion, compared with net income of $253.6 million ($2.15 and $2.09 per share on a basic and diluted basis, respectively) on sales of $11.16 billion for 2005.

    Net income for 2006 includes a number of items that were not included in the company's guidance and impact their comparability:

    -- The company settled certain tax matters covering multiple years during the fourth quarter of 2006. As such, the company recorded a reduction in the provision for income taxes and related interest expense in the fourth quarter. The impact on net income was an increase of $50.4 million, of which $7.5 million related to the full year 2006. Going forward, the company expects an annual reduction in income taxes of $5.8 million and a reduction in related interest expense of $2.6 million ($1.5 million net of related taxes).

    -- During the fourth quarter of 2006, the company made the decision to expand and accelerate a strategic initiative that includes the introduction of a worldwide ERP system. The impact on net income was a decrease of $3.6 million.

    -- The company recorded restructuring charges and costs associated with pre-acquisition warranty and environmental claims. The impact of these various items was a decrease of $11.7 million in net income.

    -- The company recorded a loss on prepayment of debt related to the redemption of certain of its zero coupon convertible debentures due in 2021 and on the repurchase of certain of its 7% Senior Notes due in January 2007, which have since been fully repaid. The impact on net income was a decrease of $1.6 million.

    Excluding these items, net income would have been $362.4 million ($2.98 and $2.95 per share on a basic and diluted basis, respectively) for 2006. Included in the results for 2006 is $13.0 million ($8.5 million net of related taxes or $.07 per share on both a basic and diluted basis) related to the expensing of stock options in accordance with the provisions of FASB Statement No. 123R. No such charge was recorded in 2005.

    Net income for 2005 includes restructuring charges totaling $12.7 million ($7.3 million net of related taxes or $.06 and $.05 per share on a basic and diluted basis, respectively), a loss of $4.3 million ($2.6 million net of related taxes or $.02 and $.01 per share on a basic and diluted basis, respectively) associated with the prepayment of approximately $179 million of the company's debt, a write-down of an investment of $3.0 million ($.03 per share on both a basic and diluted basis), and an acquisition indemnification credit of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis). Excluding these items, net income would have been $265.3 million ($2.25 and $2.18 per share on a basic and diluted basis, respectively) for 2005.

    Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 260 locations in 55 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the settlement of certain tax matters, the company's efficiency enhancement initiatives, the company's acquisitions of other companies, the prepayment of debt, and the write-down of an investment. A reconciliation of the company's non-GAAP financial information to GAAP is set forth in the table below.

    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

                        ARROW ELECTRONICS, INC.

                        EARNINGS RECONCILIATION

                 (In thousands except per share data)



                              Three Months Ended       Year Ended
                                 December 31,         December 31,
                              -------------------  -------------------
                                2006      2005       2006      2005
                              --------- ---------  --------- ---------

Operating income, as reported $141,379  $134,769   $606,225  $480,258
  Restructuring charges          5,411     3,719     11,829    12,716
  Pre-acquisition warranty
   claim                         2,837         -      2,837         -
  Pre-acquisition
   environmental matters         1,449         -      1,449         -
  Amortization of intangible
   assets                        1,207         -          -         -
  Acquisition indemnification
   credit                            -         -          -    (1,672)
                              --------- ---------  --------- ---------
Operating income, as adjusted $152,283  $138,488   $622,340  $491,302
                              --------- ---------  --------- ---------

Net income, as reported       $128,071  $ 74,446   $388,331  $253,609
  Restructuring charges          5,062     2,294      8,977     7,310
  Pre-acquisition warranty
   claim                         1,861         -      1,861         -
  Pre-acquisition
   environmental matters           867         -        867         -
  Amortization of intangible
   assets                        1,207         -          -         -
  Impact of settlement of
    tax matters
   Income Taxes:
    January to September 30,
     2006                       (4,312)        -          -         -
    2005 and prior             (40,426)        -    (40,426)        -
   Interest (net of taxes):
    January to September 30,
     2006                       (1,327)        -          -         -
    2005 and prior              (2,431)        -     (2,431)        -
  Loss on prepayment of debt         -       677      1,558     2,596
  Write-down of investment           -         -          -     3,019
  Acquisition indemnification
   credit                            -         -          -    (1,267)
                              --------- ---------  --------- ---------
Net income, as adjusted       $ 88,572  $ 77,417   $358,737  $265,267
                              --------- ---------  --------- ---------

Net income per basic share,
 as reported                  $   1.05  $    .62   $   3.19  $   2.15
  Restructuring charges            .04       .03        .07       .06
  Pre-acquisition warranty
   claim                           .02         -        .02         -
  Pre-acquisition
   environmental matters           .01         -        .01         -
  Amortization of intangible
   assets                          .01         -          -         -
  Impact of settlement of
    tax matters
   Income Taxes:
    January to September 30,
     2006                         (.04)        -          -         -
    2005 and prior                (.33)        -       (.33)        -
   Interest (net of taxes):
    January to September 30,
     2006                         (.01)        -          -         -
    2005 and prior                (.02)        -       (.02)        -
  Loss on prepayment of debt         -         -        .01       .02
  Write-down of investment           -         -          -       .03
  Acquisition indemnification
   credit                            -         -          -      (.01)
                              --------- ---------  --------- ---------
Net income per basic share,
 as adjusted                  $    .72  $    .65   $   2.95  $   2.25
                              --------- ---------  --------- ---------

Net income per diluted share,
 as reported                  $   1.04  $    .60   $   3.16  $   2.09
  Restructuring charges            .04       .03        .07       .05
  Pre-acquisition warranty
   claim                           .02         -        .02         -
  Pre-acquisition
   environmental matters           .01         -        .01         -
  Amortization of intangible
   assets                          .01         -          -         -
  Impact of settlement of
    tax matters
   Income Taxes:
    January to September 30,
     2006                         (.04)        -          -         -
    2005 and prior                (.33)        -       (.33)        -
   Interest (net of taxes):
    January to September 30,
     2006                         (.01)        -          -         -
    2005 and prior                (.02)        -       (.02)        -
  Loss on prepayment of debt         -         -        .01       .01
  Write-down of investment           -         -          -       .03
                              --------- ---------  --------- ---------
Net income per diluted share,
 as adjusted                  $    .72  $    .63   $   2.92  $   2.18
                              --------- ---------  --------- ---------


    The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

    During the fourth quarter of 2006, the company initiated a global ERP effort to standardize processes worldwide and adopt best-in-class capabilities. During 2006, the company recorded, as a component of selling, general and administrative expenses, expenses of $6.0 million ($3.6 million net of related taxes or $.03 per share on both a basic and diluted basis) for incremental costs related to the implementation of the global ERP system. Excluding the impact of such expenses, earnings per share for the fourth quarter would have been $.75 on both a basic and diluted basis and earnings per share for the year ended December 31, 2006 would have been $2.98 and $2.95 per share on a basic and diluted basis, respectively.

    Effective January 1, 2006, the company adopted the provisions of Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share Based Payment" ("FASB Statement No. 123R"). The company adopted the modified prospective transition method provided for under FASB Statement No. 123R and, accordingly, has not restated prior period amounts. As a result of adopting FASB Statement No. 123R, the company recorded a charge of $3.4 million ($2.4 million net of related taxes or $.02 per share on both a basic and diluted basis) and $13.0 million ($8.5 million net of related taxes or $.07 per share on both a basic and diluted basis) for the three months and year ended December 31, 2006, respectively, related to the expensing of stock options. The pre-tax compensation expense is included in selling, general and administrative expenses.

    In computing net income per diluted share for the year ended December 31, 2006, net income was increased by $524 thousand for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the year ended December 31, 2006 includes 467,000 shares related to the convertible debentures.

    In computing net income per diluted share for the three months and year ended December 31, 2005, net income was increased by $916 thousand and $5.2 million, respectively, for interest (net of taxes) related to the convertible debentures which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three months and year ended December 31, 2005 includes 3,390,000 shares and 4,906,000 shares, respectively, related to the convertible debentures.

    Information Relating to Forward-Looking Statements

    This press release includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's ongoing planned implementation of its new global financial system and new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company's ability to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.



                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands except per share data)

                       Three Months Ended           Year Ended
                          December 31,             December 31,
                     ----------------------- -------------------------
                        2006        2005        2006         2005
                     ----------- ----------- ------------ ------------

Sales                $3,493,320  $2,959,610  $13,577,112  $11,164,196
                     ----------- ----------- ------------ ------------
Costs and expenses:
  Cost of products
   sold               2,981,977   2,512,818   11,545,719    9,424,586
  Selling, general
   and administrative
   expenses             346,542     297,372    1,362,149    1,200,826
  Depreciation and
   amortization          13,725      10,932       46,904       47,482
  Restructuring
   charges                5,411       3,719       11,829       12,716
  Pre-acquisition
   warranty claim         2,837           -        2,837            -
  Pre-acquisition
   environmental
   matters                1,449           -        1,449            -
  Acquisition
   indemnification
   credit                     -           -            -       (1,672)
                     ----------- ----------- ------------ ------------
                      3,351,941   2,824,841   12,970,887   10,683,938
                     ----------- ----------- ------------ ------------
Operating income        141,379     134,769      606,225      480,258
Equity in earnings of
 affiliated companies     1,681       1,479        5,221        4,492
Loss on prepayment of
 debt                         -       1,133        2,605        4,342
Write-down of
 investment                   -           -            -        3,019
Interest expense, net    16,733      21,062       90,564       91,828
                     ----------- ----------- ------------ ------------
Income before income
 taxes and minority
interest                126,327     114,053      518,277      385,561
Provision for
 (benefit from)
 income taxes            (2,377)     39,478      128,457      131,248
                     ----------- ----------- ------------ ------------
Income before
 minority interest      128,704      74,575      389,820      254,313
Minority interest           633         129        1,489          704
                     ----------- ----------- ------------ ------------
Net income           $  128,071  $   74,446  $   388,331  $   253,609
                     ----------- ----------- ------------ ------------
Net income per share:
  Basic              $     1.05  $      .62  $      3.19  $      2.15
                     ----------- ----------- ------------ ------------
  Diluted            $     1.04  $      .60  $      3.16  $      2.09
                     ----------- ----------- ------------ ------------
Average number of
 shares outstanding:
  Basic                 122,190     119,482      121,667      117,819
  Diluted               123,191     124,646      123,181      124,080


                        ARROW ELECTRONICS, INC.

                      CONSOLIDATED BALANCE SHEETS

                    (In thousands except par value)



                                                   December 31,
                                            --------------------------
                                                2006         2005
                                            ------------- ------------

 ASSETS
Current assets:
  Cash and cash equivalents                 $    337,730  $   580,661
  Accounts receivable, net                     2,710,321    2,316,932
  Inventories                                  1,691,536    1,494,982
  Prepaid expenses and other assets              156,034      124,899
                                            ------------- ------------
    Total current assets                       4,895,621    4,517,474
                                            ------------- ------------
Property, plant and equipment, at cost:
  Land                                            41,810       41,855
  Buildings and improvements                     167,157      160,012
  Machinery and equipment                        481,689      426,239
                                            ------------- ------------
                                                 690,656      628,106
  Less: Accumulated depreciation and
   amortization                                 (428,283)    (392,641)
                                            ------------- ------------
    Property, plant and equipment, net           262,373      235,465
                                            ------------- ------------
Investments in affiliated companies               41,960       38,959
Cost in excess of net assets of companies
 acquired                                      1,231,281    1,053,266
Other assets                                     238,337      199,753
                                            ------------- ------------
    Total assets                            $  6,669,572  $ 6,044,917
                                            ------------- ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $  1,795,089  $ 1,628,568
  Accrued expenses                               446,238      434,644
  Short-term borrowings, including current
   portion of long-term debt                     262,783      268,666
                                            ------------- ------------
    Total current liabilities                  2,504,110    2,331,878
                                            ------------- ------------

Long-term debt                                   976,774    1,138,981
Other liabilities                                192,129      201,172
Shareholders' equity:
  Common stock, par value $1:
    Authorized - 160,000 shares in 2006 and
     2005
    Issued - 122,626 and 120,286 shares in
     2006 and 2005, respectively                 122,626      120,286
  Capital in excess of par value                 943,958      861,880
  Retained earnings                            1,787,746    1,399,415
  Foreign currency translation adjustment        155,166       13,308
                                            ------------- ------------
                                               3,009,496    2,394,889
  Less: Treasury stock (207 and 272 shares
         in 2006 and 2005, respectively),
         at cost                                  (5,530)      (7,278)
        Unamortized employee stock awards              -       (2,395)
        Other                                     (7,407)     (12,330)
                                            ------------- ------------
    Total shareholders' equity                 2,996,559    2,372,886
                                            ------------- ------------
    Total liabilities and shareholders'
     equity                                 $  6,669,572  $ 6,044,917
                                            ------------- ------------




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                  Three Months Ended
                                                     December 31,
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------
Cash flows from operating activities:
 Net income                                      $ 128,071  $  74,446
 Adjustments to reconcile net income to net cash
  provided by operations:
   Depreciation and amortization                    13,725     10,932
   Amortization of deferred financing costs and
    discount on notes                                  656        793
   Amortization of restricted stock and
    performance awards                               1,546      1,744
   Amortization of employee stock options            3,420          -
   Accretion of discount on zero coupon
    convertible debentures                               -      1,532
   Deferred income taxes                            10,802     21,826
   Restructuring charges                             5,062      2,294
   Pre-acquisition warranty claim and
    environmental matters                            2,728          -
   Equity in earnings of affiliated companies       (1,681)    (1,479)
   Impact of settlement of tax matters             (50,376)         -
   Minority interest                                   633        129
   Loss on prepayment of debt                            -        677
   Change in assets and liabilities, net of
    effects of acquired businesses:
       Accounts receivable                          65,685    (35,579)
       Inventories                                 (17,044)   (45,514)
       Prepaid expenses and other assets           (14,392)   (12,228)
       Accounts payable                            175,257    101,575
       Accrued expenses                            (29,788)   (13,715)
       Other                                        (6,503)      (939)
                                                 ---------- ----------
  Net cash provided by operating activities        287,801    106,494
                                                 ---------- ----------
Cash flows from investing activities:
  Acquisition of property, plant and equipment (24,408) (13,390) Cash consideration paid for acquired businesses (156,775) (154,374)
  Other                                                 59     (2,395)
                                                 ---------- ----------
  Net cash used for investing activities          (181,124)  (170,159)
                                                 ---------- ----------
Cash flows from financing activities:
  Change in short-term borrowings                  (31,747)     2,958
  Change in long-term debt                             (55)      (363)
  Repurchase of senior notes                             -    (27,762)
  Proceeds from exercise of stock options            5,489     12,821
  Excess tax benefits from stock-based
   compensation arrangements                           175          -
                                                 ---------- ----------
  Net cash used for financing activities           (26,138)   (12,346)
                                                 ---------- ----------
Effect of exchange rate changes on cash              4,340      3,005
                                                 ---------- ----------
Net increase (decrease) in cash and cash
 equivalents                                        84,879    (73,006)
Cash and cash equivalents at beginning of period   252,851    653,667
                                                 ---------- ----------
Cash and cash equivalents at end of period       $ 337,730  $ 580,661
                                                 ---------- ----------




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                      Year Ended
                                                     December 31,
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------
Cash flows from operating activities:
 Net income                                      $ 388,331  $ 253,609
 Adjustments to reconcile net income to net cash
  provided by operations:
    Depreciation and amortization                   46,904     47,482
    Amortization of deferred financing costs and
     discount on notes                               2,808      3,589
    Amortization of restricted stock and
     performance awards                              8,289      6,953
    Amortization of employee stock options          12,979          -
    Accretion of discount on zero coupon
     convertible debentures                            876      8,698
    Excess tax benefits from stock-based
     compensation arrangements                      (6,661)         -
    Deferred income taxes                           (9,433)    21,920
    Restructuring charges                            8,977      7,310
    Pre-acquisition warranty claim and
     environmental matters                           2,728          -
    Acquisition indemnification credit                   -     (1,267)
    Equity in earnings of affiliated companies      (5,221)    (4,492)
    Write-down of investment                             -      3,019
    Impact of settlement of tax matters            (50,376)         -
    Minority interest                                1,489        704
    Loss on prepayment of debt                       1,558      2,596
    Change in assets and liabilities, net of
     effects of acquired businesses:
       Accounts receivable                        (202,135)  (188,235)
       Inventories                                (119,612)    11,707
       Prepaid expenses and other assets           (25,131)   (17,300)
       Accounts payable                             52,561    258,485
       Accrued expenses                             13,784    (11,738)
       Other                                        (1,875)      (492)
                                                 ---------- ----------
  Net cash provided by operating activities        120,840    402,548
                                                 ---------- ----------
Cash flows from investing activities:
  Acquisition of property, plant and equipment     (66,078)   (33,179)
  Proceeds from sale of facilities                       -     18,353
  Cash consideration paid for acquired businesses (176,235)  (178,998)
  Purchase of short-term investments                     -   (230,456)
  Proceeds from sale of short-term investments           -    389,056
  Other                                              3,652      2,429
                                                 ---------- ----------
  Net cash used for investing activities          (238,661)   (32,795)
                                                 ---------- ----------
Cash flows from financing activities:
  Change in short-term borrowings                  (22,298)    11,994
  Change in long-term debt                         (15,687)    (2,400)
  Repurchase of senior notes                        (4,268)   (27,762)
  Repurchase of zero coupon convertible
   debentures                                     (156,330)  (152,449)
  Proceeds from exercise of stock options           59,194     82,176
  Excess tax benefits from stock-based
   compensation arrangements                         6,661          -
                                                 ---------- ----------
  Net cash used for financing activities          (132,728)   (88,441)
                                                 ---------- ----------
Effect of exchange rate changes on cash              7,618     (5,945)
                                                 ---------- ----------
Net increase (decrease) in cash and cash
 equivalents                                      (242,931)   275,367
Cash and cash equivalents at beginning of year     580,661    305,294
                                                 ---------- ----------
Cash and cash equivalents at end of year         $ 337,730  $ 580,661
                                                 ---------- ----------




                       ARROW ELECTRONICS, INC.
                         SEGMENT INFORMATION
                            (In thousands)

                       Three Months Ended           Year Ended
                          December 31,             December 31,
                     ----------------------- -------------------------
                        2006        2005        2006         2005
                     ----------- ----------- ------------ ------------

Sales:
  Electronic
   components        $2,659,018  $2,302,599  $10,818,421  $ 8,825,774
  Computer products     834,302     657,011    2,758,691    2,338,422
                     ----------- ----------- ------------ ------------
  Consolidated       $3,493,320  $2,959,610  $13,577,112  $11,164,196
                     ----------- ----------- ------------ ------------

Operating income
 (loss):
  Electronic
   components        $  135,798  $  124,542  $   595,643  $   457,832
  Computer products      43,834      38,191      126,638      124,381
  Corporate (a)         (38,253)    (27,964)    (116,056)    (101,955)
                     ----------- ----------- ------------ ------------
  Consolidated       $  141,379  $  134,769  $   606,225  $   480,258
                     ----------- ----------- ------------ ------------


    Effective January 1, 2006, the OEM Computing Solutions business, which was previously included in the worldwide computer products business, was transitioned into the company's worldwide components business to further leverage customer overlap and to take advantage of greater opportunities for selling synergies. Prior period segment data was adjusted to conform with the current period presentation.



(a) Includes a charge related to a pre-acquisition warranty claim of $2.8 million and a charge related to pre-acquisition environmental matters arising out of the company's purchase of Wyle of $1.4 million for the three months and year ended December 31, 2006. Also includes stock option expense of $3.4 million and $13.0 million, resulting from the company's adoption of Statement No. 123R, and restructuring charges of $5.4 million and $11.8 million for the three months and year ended December 31, 2006, respectively. Includes restructuring charges of $3.7 million and $12.7 million for the three months and year ended December 31, 2005, respectively, as well as an acquisition indemnification credit of $1.7 million for the year ended December 31, 2005.

CONTACT: Arrow Electronics, Inc.
         Ira M. Birns, 631-847-1657
         Vice President & Treasurer
         or
         Paul J. Reilly, 631-847-1872
         Senior Vice President & Chief Financial Officer or
         Media:
         Jacqueline F. Strayer, 631-847-2101
         Vice President, Corporate Communications